FOR IMMEDIATE RELEASE
Contact:
Raymond F. Kunzmann
Vice President, Finance
LeCroy Corporation
Tel:  845-425-2000


      LECROY COMPLETES SALE OF VIGILANT NETWORKS FOR $12 MILLION TO GENTEK

CHESTNUT RIDGE, NY, AUGUST 29, 2000 -- LeCroy Corporation (Nasdaq: LCRY), a leading supplier of digital oscilloscopes, today announced that it has closed on the sale of the assets and business of Vigilant Networks for $12 million in cash to Hampton, New Hampshire-based GenTek (NYSE:GK). As part of the agreement, GenTek has a two-year warrant to purchase 200,000 shares of LeCroy common stock at an exercise price of $10.05 per share. LeCroy expects to break even on the sale of the assets and business of Vigilant to GenTek after it subtracts the value of the warrants, fees and certain retained liabilities from the cash proceeds. Vigilant Networks is based in Burlington, Massachusetts and provides products and services that use advanced signal acquisition technology to test and verify the performance of local area network channels.

Commenting on the transaction, LeCroy CEO Lutz Henckels stated, "The sale of Vigilant allows us to focus our resources on our core business and significantly enhances LeCroy's cash position. While we were excited by Vigilant's technology, we concluded that LeCroy could not continue to invest the significant financial resources necessary to capitalize on the technological strength of that business." Vigilant Networks lost $13.7 million in fiscal 2000.

Continued Henckels, "The proceeds from this transaction have increased our cash position to $15 million, and our total debt now stands at $4 million. Furthermore, we expect to generate free cash flow (EBITDA) of approximately $14 million in the current fiscal year 2001. As a result, we believe we will have the resources to capitalize on several exciting opportunities in our core high-performance digital oscilloscope business."

                                     -more-


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LECROY SELLS VIGILANT/2

"With the successful completion of the Vigilant transaction, management is fully focused on LeCroy's core business, which has posted three consecutive quarters of double-digit growth. We are excited about our new products to be unveiled this fall and about the rapid succession of other offerings during the next two years. We are confident that LeCroy is well positioned for a period of improved growth and profitability in our core oscilloscope business," concluded Henckels.

This press release may contain forward-looking statements pertaining to future anticipated projected plans, performance, the market in which the Company operates, the impact of measures implemented by the Company, and timing affecting the Company's revenues and developments, including but not limited to the future sales of the Company's products and the growth of LeCroy's core business, as well as other estimates relating to future operations. All such forward-looking statements are only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect LeCroy Corporation's business is described in the Company's reports on file with the Securities and Exchange Commission.

LeCroy Corporation, headquartered in Chestnut Ridge, New York, develops, manufactures and markets electronic signal acquisition and analysis products and services. The Company's core business is the production of high-performance digital and analog oscilloscopes, which are used by design engineers and researchers in a broad range of industries, including electronics, computers and communications.

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